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Exhibit 2.d.6

GLADSTONE INVESTMENT CORPORATION

TRANSFERABLE RIGHTS OFFERING

NOTICE TO RECORD STOCKHOLDERS

5,520,033 Shares of Common Stock

March 31, 2008

        This notice is being distributed by Gladstone Investment Corporation (the "Company") to all holders of record of the Company's common stock at the close of business on March 31, 2008, the "Record Date," in connection with a distribution of transferable subscription rights, which we refer to as the "Rights," to subscribe for and purchase shares of the Company's common stock, par value $0.001 per share. The Rights and common stock are described in the Company's prospectus dated January 14, 2008, as supplemented by the prospectus supplements dated March 24, 2008 and March 31, 2008, which we refer to collectively as the "Prospectus." Unless defined herein, all capitalized terms have the meanings given in the Prospectus.

        The Company is offering an aggregate of 5,520,033 shares of its common stock, as described in the Prospectus. The Rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol "GAINR" during the course of this offering.

        The Rights will expire, if not exercised, at 5:00 p.m., New York time, on April 21, 2008, the Expiration Date, unless extended by the Company to a date not later than May 5, 2008. No fractional Rights will be issued, and no fractional shares of common stock will be issued pursuant to the exercise of the Rights.

        As described in the Prospectus, you will receive one Right for every three (3) shares of the Company's common stock recorded on the books of the transfer agent as of the Record Date. For every Right held, you will be able to subscribe for one share of common stock. This is your Basic Subscription Right. The Estimated Subscription Price per share will be ninety three percent (93%) of the volume-weighted average of the sales prices of our common stock on the NASDAQ Global Select Market for the five (5) consecutive trading days ending on the Expiration Date.

        The Estimated Subscription Price is $9.02 per share. Because the Subscription Price will be determined on the Expiration Date, rights holders who decide to acquire shares pursuant to their Basic Subscription Rights or pursuant to the Over-Subscription Privilege will not know the actual Subscription Price when they make that decision. If the actual Subscription Price is lower, excess payments will be refunded (without interest), and if the actual Subscription Price is higher, Rights holders exercising their Rights will be required to make an additional payment.

        In addition, pursuant to the Over-Subscription Privilege, if all of the Rights initially issued are not exercised by Record Date Stockholders and Rights Purchasers pursuant to the Basic Subscription Rights as of the Expiration Date, any unsubscribed Shares will be offered to other Record Date Stockholders who have exercised all or a portion of their Rights as well as to Rights Purchasers who wish to acquire additional Shares—subject to availability, allocation preferences, and proration. See "The Rights Offering—Over-Subscription Privilege" in the prospectus supplement dated March 31, 2008. The Company is requiring that you deliver the Estimated Subscription Price in connection with the exercise of your Over-Subscription Privilege.

        The Rights will be evidenced by Subscription Certificates.

        Enclosed are copies of the following documents:

  1.
  A copy of the Prospectus;

  2.
  A Subscription Certificate;

  3.
  Instructions as to Use of Subscription Certificates; and

  4.
  A return envelope addressed to The Bank of New York, the Subscription Agent.

If you have questions or need additional copies of the enclosed materials, please contact the Information Agent, Georgeson Inc. The Information Agent's toll-free telephone number is: (866) 828-4303.

        Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the Estimated Subscription Price in full for each share of common stock subscribed for pursuant to your Basic Subscription Rights and Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Certificate with payment of the Estimated Subscription Price prior to 5:00 p.m., New York time, on the Expiration Date. A Rights holder cannot revoke the exercise of his or her Rights. Rights not exercised prior to the Expiration Date will expire.

Sincerely,

David Gladstone Chairman and Chief Executive Officer

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  Exhibit 2.d.6
GLADSTONE INVESTMENT CORPORATION TRANSFERABLE RIGHTS OFFERING NOTICE TO RECORD STOCKHOLDERS 5,520,033 Shares of Common Stock March 31, 2008